EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

The General Partner and Unitholders
Alliance Capital Management L.P.:

     We consent to incorporation by reference in the registration statement on Form S-8 of Alliance Capital Management L.P. ("Alliance Capital") of our report dated February 2, 2000 relating to the consolidated statements of financial condition as of December 31, 1999, and the related consolidated statements of income, changes in partners' capital and comprehensive income, and cash flows for the two-month period ended December 31, 1999, and the consolidated statements of financial condition of Alliance Capital Management Holding L.P., the predecessor to Alliance Capital at December 31, 1999, and the related consolidated statements of income, changes in partners' capital and comprehensive income, and cash flows for the ten-month period ended October 29, 1999 (date of reorganization) and the consolidated statements of income, changes in partners' capital and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1999 annual report on Form 10-K of Alliance Capital Management L.P.

                                                         /s/ KPMG LLP


New York, New York
October 2, 2000